Exhibit 99.1

FOR IMMEDIATE RELEASE

A. SCHULMAN COMMENTS AT SPECIALTY CHEMICALS CONFERENCE

AKRON, Ohio – March 4, 2004 – Terry L. Haines, president and chief executive officer of A. Schulman Inc. (Nasdaq: SHLM) spoke yesterday at the McDonald Investments Specialty Chemicals Conference.

Haines said that the start up of a new manufacturing facility in China is planned for summer 2004. Initially, the facility will have one manufacturing line with a capacity of approximately 40 million pounds. He said that because of the promising outlook for business opportunities in China, it is likely that the Company will add a second, and possibly a third, line to the facility in the near future. He also indicated the Company plans to start up in summer a new manufacturing facility in Poland. This facility will have an initial capacity of approximately 3 million pounds.

About A. Schulman Inc.
Headquartered in Akron, Ohio, A. Schulman is a leading international supplier of high-performance plastic compounds and resins. These materials are used in a variety of consumer, industrial, automotive and packaging applications. The Company employs about 2,400 people and has 12 manufacturing facilities in North America, Europe and the Asia-Pacific region. Revenues for the fiscal year ended August 31, 2003, were approximately $1.1 billion. Additional information about A. Schulman can be found on the World Wide Web at www.aschulman.com.

Forward-Looking Statements
Statements in this release which are not historical facts are forward-looking statements which involve risks and uncertainties and actual events or results could differ materially from those expressed or implied in this release. These “forward-looking statements” are based on currently available information. They are also inherently uncertain, and investors must recognize that events could turn out to be significantly different from what was expected. Examples of such uncertainties include, but are not limited to, the following:

•	Worldwide and regional economic, business and political conditions
•	Fluctuations in the value of the currencies in major areas where the Company operates, i.e., the U.S. dollar, the Euro, U.K. pound sterling, Canadian dollar, Mexican peso, Chinese yuan and Indonesian rupiah
•	Fluctuations in the prices of plastic resins and other raw materials
•	Changes in customer demand and requirements
•	Outcome of any legal claims

In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. A. Schulman does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in A. Schulman’s periodic filings with the Securities and Exchange Commission.

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